Exhibit 99.1

CERTIFIED SERVICES, INC. ANNOUNCES SECOND QUARTER 2004 RESULTS

Certified Services, Inc. (OTCBB: CSRV), a leading provider of human resource management services (the "Company"), today announced results for the second quarter of 2004. Revenues were $23,456,695 compared to $23,513,966 in the prior year's quarter. Net income was $60,319, or $0.01 per share on 11,214,478 weighted average shares outstanding, compared to $420,695 or $0.05 per share on 8,656,144 weighted average shares outstanding of during second quarter 2003.

“The second quarter of 2004 centered on the continued consolidation of our operating subsidiaries, the restructuring of our pricing model, the reduction of wages, payroll and related benefits and marks the Company's tenth consecutive, profitable quarter.” said Danny L. Pixler, the Company’s President and Chief Executive Officer. "The Company's reorganization efforts have yielded improved gross margin income from new clients added in 2004 over the same period in 2003."

About Certified Services

Certified Services Inc. is a Ft Lauderdale based holding company now entering its fourth year of operations. The company provides through its wholly owned subsidiaries Certified HR Services Company and American HR Holdings, Inc. a broad range of human resource products and services to small, medium and large size businesses including payroll/benefits administration, employee record keeping, regulatory compliance, health and workers compensation insurance programs, and worksite safety management. The company manages approximately $800,000 of gross revenues and related benefits on behalf of its more than 1,600 clients with approximately 38,000 worksite employees from its service centers located throughout the United States.

Forward Looking Statements

Certain statements in this release, and other written or oral statements made by Certified or its brands are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance, or achievements of the company to be different from those expressed or implied. The Company assumes no obligation and does not intend to update these forward looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward looking statements include, without limitation: competitive and general economic conditions, adverse effects of litigation, the timely development and acceptance of services, the company’s ability to implement necessary price increase, delayed or lost sales and other impacts related to acts of terrorism, adverse effects of restatement of previously issued financial statements, the loss of significant numbers of marketing partners, the loss of senior management, increased government regulation or the company’s failure to integrate its acquired companies to achieve the synergies and efficiencies described in the “Management’s Discussion and Analysis” section of the Company’s Form 10-K and other reports and filings with the Securities and Exchange Commission.

Contact: Certified Services, Inc., Ft. Lauderdale
Danny L. Pixler 954-315-2335